Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-13281, 333-122368, 333-130164, and 333-134505 on Form S-8 and Registration Statement No. 333-124114 on Form S-3 of our reports dated March 7, 2008, relating to the consolidated financial statements and consolidated financial statement schedule of Cox Radio, Inc., and the effectiveness of Cox Radio, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cox Radio, Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 7, 2008